Exhibit 99.1

News Release

Magma Names David Sugishita to Board of Directors

SAN JOSE, Calif., July 26, 2010 — Magma® Design Automation (Nasdaq: LAVA), a provider of chip design software, announced today the appointment of David Sugishita to its board of directors. Sugishita, a veteran of the semiconductor and electronic design automation (EDA) industries, is currently chairman of the board at Atmel Corporation. His career spans various senior financial management positions, including serving as chief financial officer at EDA supplier Synopsys, and at semiconductor companies Actel and Micro Component Technology; as corporate controller at semiconductor capital equipment supplier Applied Materials; and as vice president of Finance at National Semiconductor.

“Dave brings extensive experience in the EDA and semiconductor industries, making him a great fit for Magma’s board,” said Rajeev Madhavan, Magma chief executive officer and chairman of the board of directors. “His proven financial expertise gained from various perspectives in the semiconductor realm should be a valuable resource to the management team.”

In addition to his role at Atmel, Sugishita serves as a director and as chairman of the audit committees for both Ditech Networks and Immersion Corporation. He holds a Bachelor of Science degree in business administration from San Jose State University and a Master’s degree in Business Administration from Santa Clara University.

About Magma

Magma’s electronic design automation (EDA) software provides the “Fastest Path to Silicon”™ and enables the world’s top chip companies to create high-performance integrated circuits (ICs) for cellular telephones, electronic games, WiFi, MP3 players, digital video, networking and other electronic applications. Magma products are used in IC implementation, analog/mixed-signal design, analysis, physical verification, circuit simulation and characterization. The company maintains headquarters in San Jose, Calif., and offices throughout North America, Europe, Japan, Asia and India. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Follow Magma on Twitter at www.Twitter.com/MagmaEDA and on Facebook at www.Facebook.com/Magma. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark and “Fastest Path to Silicon” is a trademark of Magma Design Automation, Inc. All other product, company and institution names are trademarks or registered trademarks of their respective owners.

Forward-looking Statements:

Except for the historical information contained herein, the matters set forth in this press release, including statements in quotations from Magma’s management, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including but not limited to the ability of Magma’s products to produce the desired results and the company’s ability to keep pace with rapidly changing technology. Further discussion of these and other potential risk factors may be found in Magma’s public filings with the Securities and Exchange Commission (www.sec.gov), including its Form 10-Q for the fiscal quarter ended November 1, 2009. The company undertakes no additional obligation to update these forward-looking statements.

Contacts:
Press Relations:	Investor Relations:
Monica Marmie	Milan G. Lazich
Director, Marketing Communications	Vice President, Corporate Marketing
Magma Design Automation	Magma Design Automation
(408) 565-7689	(408) 565-7706
mmarmie@magma-da.com	milan.lazich@magma-da.com